Exhibit 23.1

COHN HANDLER & CO
 An Accountancy Corporation








            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



Iconix Brand Group Inc.
New York, New York




We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-96985, 333-116716, 333-120581, 333-128425 and
333-129075) and on Form S-8 (Nos. 333-27655, 333-49178, 333-68906, 333-75658 and
333-127416) of Iconix Brand Group, Inc. of our report dated September 13, 2005, relating to the financial statements of Rampage Licensing, LLC for the year ended December 31, 2004 and our report dated September 13, 2005, relating to the supplementary information included in the Current Report on Form 8-K/A of Iconix Brand Group, Inc. for the event dated September 16, 2005.







/s/Cohn Handler & Co

Cohn Handler & Co
An Accountancy Corporation
Los Angeles, California
November 30, 2005